Exhibit 99.1

Tel-Instrument Electronics Corp (“TIK”) Announces Results for Third Quarter Fiscal 2011

- Company Reports Record Sales and Significant Improvement in Operating Profit

CARLSTADT, N.J.--(BUSINESS WIRE)--February 15, 2011--Tel-Instrument Electronics Corp. (NYSE AMEX: TIK): today announced results for the quarter ended December 31, 2010.

Tel-Instrument (“Tel” or “Company”) reported record sales of $4.26 million for the period ended December 31, 2010, which represented a 152% increase as compared to the same period last year. The revenue increase was due to strong sales of legacy test sets as well as sales of CRAFT 719 and 708 pilot production units. Income from operations increased to approximately $412,000 for the quarter versus an operating loss of $938,000 in the year ago period. Net income for the period was approximately $29,000 and was negatively impacted by a non-cash charge of $130,000 for revaluing the BCA warrant to fair market value; $102,000 of interest expense; and $105,000 of income tax accruals which reflects the non-deductibility for income tax purposes of the loss on revaluation of the BCA warrant. The revaluation loss was due to an increase in value of the common stock underlying the warrant from $6.70 per share at the closing of the loan to $8.09 on December 31, 2010, which increased the value of the warrant granted to BCA. Each period the Company is required to mark the value of the warrant to market, based on the value of the underlying stock and other factors.

Following several challenging years, Tel believes it is now poised to capitalize on the significant investments the Company has made in new technology and expects to continue this upward trend in revenues and return to solid profitability.

During the quarter the Company made progress with the technical evaluation phase of key new products and increased its orders for legacy products:

CRAFT 708

Technical Evaluation of the CRAFT 708 program has been going very well and should be completed in the next six weeks. Tel is currently negotiating with the U.S. Navy regarding the delayed production of 160 units ($3.6 million) of the AN/USM-708 product pending the completion of Technical Evaluation. If the production order for these units is not released soon, the Company believes its sales growth in the fourth quarter of the current fiscal year will be negatively impacted. The Company anticipates that CRAFT will be successfully evaluated and that upon successful completion of the evaluation, the Navy will also exercise the remaining production options for the CRAFT AN/USM-708.

ITATS

Production and delivery of the ITATS (“Intermediate Level TACAN Test Set”) (AN/ARM-206) units with the U.S. Navy has been delayed as a result of certain issues encountered during technical evaluation. Our subcontractor on this program has proposed a technical solution which is subject to acceptance by the U.S. Navy. The Company believes that these issues will be satisfactorily resolved, but this will delay the production and sales of the ITATS units. Tel has received a production order for 102 units amounting to approximately $5.3 million.

TS-4530A

The TS-4530A program with the U.S. Army is slightly behind schedule, but the Company expects to begin shipping initial prototypes for the TS-4530A program with the U.S. Army in the current quarter. Army technical evaluation is not scheduled to commence for several months. The Company has received orders totaling approximately $17.6 million for this program.

As previously reported, Tel concluded a loan agreement in September 2010 to raise additional funding to support the increasing volume of sales and as a bridge to the anticipated higher sales and cash flow commencing in the latter part of this fiscal year. The $2.5 million loan agreement with BCA Mezzanine Fund L.P. is a five year loan at 14% per year, with payable interest only in the first year at approximately $29,000 per month. Thereafter payments will be approximately $69,000 monthly until paid.

Tel used the loan proceeds to repay its bank loan and fund working capital needs to support increases in inventories and accounts receivable. As a result, the Company increased working capital by approximately $1.8 million as it replaced the bank loan, classified as a current liability, with the BCA Loan, which is primarily classified as long-term debt.

However, the delays discussed above have adversely affected the Company’s short term cash flow, and in February 2011, BCA agreed to release part of its lien on Tel’s assets to the U.S. Government to allow for progress billings up to $1,000,000.

At December 31, 2010 the Company’s backlog was approximately $30 million as compared to approximately $20.6 million at December 31, 2009. The backlog at December 31, 2010 includes only the amount of currently exercised delivery orders on open IDIQ (indefinite delivery/indefinite quantity) contracts and is expected to materially increase when the volume production orders for the Navy CRAFT AN/USM-708 units are received. Historically, Tel obtains a substantial volume of orders which are required to be filled in less than twelve months, and, therefore, these anticipated orders are not reflected in the backlog.

As a result of the foregoing, as well as projected sales of other products, the Company anticipates a substantial increase in sales and solid profits in this fiscal year ending March 31, 2011 as compared to the previous fiscal year. Furthermore, Tel expects to see strong revenue and earnings growth in fiscal year 2012. However, as noted above, fourth quarter fiscal 2011 sales increases are dependent upon our negotiation with the U.S. Navy regarding the release of the 160 units of the AN/USM-708 and upon shipment to the U.S. Army of the initial prototypes on the TS-4530A program.

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

CONTACT:
Tel-Instrument Electronics Corp.
Joseph P. Macaluso, 201-933-1600
or
Institutional Marketing Services (IMS)
John Nesbett or Jennifer Belodeau, 203-972-9200
jnesbett@institutionalms.com